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EXHIBIT 10.9

ASSIGNMENT AGREEMENT

        THIS ASSIGNMENT AGREEMENT ("Agreement") is made as of May 22, 2002 (the "Effective Date") by and between HealtheTech, a corporation organized and existing under the laws of Delaware, having an office located at 523 Park Point Drive, Golden, CO 80401 ("Assignee") and Dr. James R. Mault, MD, an individual residing at 30589 Monarch Court, Evergreen, CO 80439 ("Mault").

BACKGROUND

        WHEREAS, Assignee and Mault previously entered into an Amended and Restated License Agreement dated December 10, 1999 (the "License Agreement") for certain patents and patent applications, that include the Previously Assigned Patents (the "Licensed Patents"); and

        WHEREAS, Assignee is desirous of acquiring the entire right, title and interest in and to the Licensed Patents and other patents and patent applications owned or controlled by Mault, including those patents and patent applications listed on Exhibit A ("Listed Patents"), the inventions disclosed therein, and in and to all embodiments of such inventions, heretofore conceived, made or discovered jointly or severally by Mault (collectively the "Inventions"), and in and to any and all patents, inventor's certificates and other forms of protection thereon granted in the United States and foreign countries (all the foregoing being collectively termed the "Patents"); and

        WHEREAS, Assignee agrees to pay Mault certain consideration for such Patents including the potential payment of royalties on Net Sales by Assignee of devices that measure cardiac output in volume per unit of time that incorporate the Inventions protected by the Patents ("Products"), if such Products are ever sold, on the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE 1.

ASSIGNMENT

        1.1    Assignment.    Mault does hereby sell, assign, transfer and convey unto the Assignee the entire right, title and interest (a) in and to the Patents; (b) in and to all rights to apply for foreign patents on the Patents pursuant to the International Convention for the Protection of Industrial Property or otherwise; (c) in and to any and all applications filed and any and all patents granted on the Patents in the United States or any foreign country, including each and every application filed and each and every patent granted on any application which is a divisional, substitution, continuation, or continuation-in-part of any of said applications; and (d) in and to each and every reissue or extensions of any of said patents.

        1.2    Cooperation.    Mault hereby covenants and agrees to cooperate with the Assignee to enable the Assignee to enjoy to the fullest extent the right, title and interest herein conveyed in the United States and foreign countries. Such cooperation by Mault shall include prompt production of pertinent facts and documents, giving of testimony, execution of assignments, petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by the Assignee (a) for perfecting in the Assignee the right, title and interest herein conveyed; (b) for prosecuting any applications that cover the Patents; (c) for filing and prosecuting substitute, divisional, continuing or additional applications covering the Patents; (d) for filing and prosecuting applications for reissuance of any of the Patents; (e) for interference or other priority proceedings involving the Patents; and (f) for legal proceedings involving the Patents, including without limitation reissues and reexaminations, opposition proceedings, cancellation proceedings, priority contests, public use proceedings, infringement actions and court actions; provided, however, that the expense incurred by Mault in providing such cooperation shall be paid for by the Assignee.

        1.3    Termination of Amended and Restated License Agreement.    Assignee and Mault agree that the License Agreement is terminated upon payment of the Assignment Fee as designated in Section 2.1.3. Termination of the License Agreement does not relieve Assignee or Mault of obligations under the License Agreement that subsist or are to be performed after the termination of the License Agreement by its own terms.

ARTICLE 2.

CONSIDERATION

        2.1    Consideration.    As total consideration for the rights title, and interest granted herein, Assignee agrees to pay Mault as follows:

          2.1.1    Mault Assignment Fee.    Assignee shall pay to Mault the sum of One Million Seven Hundred and Fifty Hundred Thousand Dollars ($1,750,000).

          2.1.2    Mault Contingent Royalty Payments.    Assignee shall pay to Mault the following payments contingent upon Assignee making sales of Products:

            (a)  Three Percent (3.0%) of Net Sales for the first One Hundred Million Dollars ($100,000,000) of Cumulative Sales.

            (b)  Two Percent (2.0%) of Net Sales for Cumulative Sales ranging from One Hundred Million Dollars ($100,000,000) to Two Hundred Million Dollars ($200,000,000).

            (c)  One Percent (1.0%) of Net Sales for Cumulative Sales ranging from Two Hundred Million Dollars ($200,000,000) to Three Hundred Million Dollars ($300,000,000).

            (d)  No further payments will be due to Mault under this Section 2.1.2 once Cumulative Sales have exceeded Three Hundred Million Dollars ($300,000,000).

          2.1.3    Payment Timing.    Payment under Section 2.1.1 shall be made on the earliest of (i) within four (4) business days of Assignee receipt of funds from an initial public offering by Assignee, (ii) within four (4) business days of event whereby there is a Change of Control of Assignee, or (iii) January 1, 2003. Payments under Section 2.1.2 shall be made within forty-five (45) days of the end of the calendar quarter in which the Net Sales of Products, to which the payments relate, have occurred.

          2.1.4    Definitions.    In this Agreement, "Valid Claim" shall mean a claim of an issued and unexpired patent or a claim of a pending patent application which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with respect to sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section 2.1.4, if a claim of a pending patent application has not issued as a claim of an issued patent, within five (5) years after the date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until the patent is issued including such claim. In this Agreement, "Net Sales" shall mean amounts actually received by Assignee with respect to sales of products covered by a Valid Claim to independent third parties, less: (i) rebates, credits and cash, trade and quantity discounts, actually taken, (ii) excise taxes, sales, use, value added, and other consumption taxes and other compulsory payments to governmental authorities, actually paid, (iii) the cost of shipping packages and packing, if billed separately, (iv) insurance costs and outbound transportation charges prepaid or allowed, (v) import and/or export duties and tariffs actually paid, (vi) amounts allowed or credited due to returns or uncollectable amounts. In this Agreement, "Cumulative Sales" shall mean the total Net Sales after the Effective Date of any Products covered by a Valid Claim of a Patent. In this agreement, "change of control" shall be defined as provided in Exhibit B.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES, INDEMNITEES

        3.1    Mault.    Mault hereby represents and warrants that: (i) Mault is the sole and exclusive owner of all right, title and interest in and to the Patents; (iv) Mault has the right to grant the rights granted herein; (v) the Patents are free and clear of any lien, encumbrance, security interest or restriction on license; (vi) Mault has not previously granted, and will not grant, any right, license or interest in or to the Patents, or any portion thereof, inconsistent with the rights granted to Assignee herein; (viii) there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Patents.

        3.2    Development of Products.    Mault and Assignee hereby acknowledge and agree that Assignee shall have no duty or obligation to develop and sell Products, and that Assignee may elect to develop cardiac output devices or other products that do not incorporate the Inventions. Mault agrees that any decision relating to whether Assignee shall expend development resources to create any Products, and the timing of any such decision and the timing and amount of any such expenditure of resources, shall be at the sole discretion of Assignee. If Mault is an employee, Director or consultant of Assignee at the time that these decisions are considered by Assignee, Mault hereby waives any power or authority to make such decisions on behalf of Assignee.

        3.3    Assignee Indemnity.    Assignee shall defend and hold Mault, but no other third parties, harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any lawsuit, claim, demand or other action (a "Liability") brought by a third party, whether or not Mault is named as a party defendant in any lawsuit, except to the extent such Liability is caused by the negligence or willful misconduct of Mault.

        3.4    Procedure.    In the event that Mault intends to claim indemnification under Section 3.3, he shall promptly notify Assignee in writing of such potential Liability. Assignee shall have the right to control the defense thereof. Mault shall cooperate fully with Assignee and its legal representatives in the investigation and conduct of any Liability covered by Section 3.3. Notwithstanding the foregoing, Assignee shall have no indemnity obligations for any claim if Mault makes any admission, settlement or other communication regarding such claim without the prior written consent of Assignee.

ARTICLE 4.

GENERAL

        4.1    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflicts of laws.

        4.2    Independent Contractors.    The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

        4.3    Notices.    Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service at the address of each party set forth above, or to such other address as either party may indicate on its behalf by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

        4.4    Force Majeure.    Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

        4.5    Compliance with Laws.    Each party shall furnish to the other party any information related to the subject matter of this Agreement requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

        4.6    LIMITATION OF LIABILITY.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        4.7    Further Assurances.    At any time or from time to time on and after the date of this Agreement, Mault shall at the written request of Assignee (i) deliver to Assignee such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as Assignee may reasonably deem necessary or desirable in order for Assignee to obtain the full benefits of this Agreement and the transactions contemplated hereby.

        4.8    Inuring, Binding.    The terms and covenants of this Agreement shall inure to the benefit of the Assignee, its successors, assigns and other legal representatives, and shall be binding upon Mault, his heirs, legal representatives and assigns.

        4.9    Severability.    In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

        4.10    Waiver.    The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

        4.11    Entire Agreement; Amendment.    This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties.

        4.12    Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

        IN WITNESS WHEREOF, Assignee and Mault have executed this Agreement by their respective duly authorized representatives.

ASSIGNEE		MAULT
By:	/s/ NOEL L. JOHNSON	By:	/s/ JAMES R. MAULT, MD
Name:	Noel L. Johnson	Name:	James R. Mault, MD
Title:	President and COO HealtheTech, Inc.		5/23/02

Exhibit A: Patents to be Assigned

FILE NO.	TITLE	COUNTRY	SERIAL NO./ PATENT NO.	FILING DATE	ISSUE DATE
MJA-10102/03	METABOLIC GAS EXCHANGE AND NONINVASIVE CARDIAC OUTPUT MONITOR	US	08/814,677/5836300	3/11/97	11/17/98
MJA-10103/03	METABOLIC GAS EXCHANGE AND NONINVASIVE CARDIAC OUTPUT MONITOR	US	09/191,782/6135107	11/13/98	10/24/00
MJA-10133/03	METABOLIC GAS EXCHANGE AND NONINVASIVE CARDIAC OUTPUT MONITOR	EP	98911713	3/13/98
MJA-10143/03	METABOLIC GAS EXCHANGE AND NONINVASIVE CARDIAC OUTPUT MONITOR	JP	2000-535399	3/13/98
MJA-10154/03	METABOLIC GAS EXCHANGE AND NONINVASIVE CARDIAC OUTPUT MONITOR	TW	87104778/NI-102571	3/13/98	8/19/99
MJA-10402/03	RESPIRATORY CALORIMETER	US	09/008,435/6309360	1/16/98	10/30/01
MJA-10403/03	RESPIRATORY CALORIMETER	US	10/057,651	10/29/01
MJA-10426/03	RESPIRATORY CALORIMETER	CA	2283820	3/13/98
MJA-10433/03	RESPIRATORY CALORIMETER	EP	98910480.7	3/13/98
MJA-10443/03	RESPIRATORY CALORIMETER	JP	10-540750	3/13/98
MJA-10454/03	RESPIRATORY CALORIMETER	TW	87103952/NI-104808	3/17/98	7/11/99
MJA-10702/03	METABOLIC CALORIMETER EMPLOYING RESPIRATORY GAS ANALYSIS	US	09/601,589	8/4/00

MJA-10726/03	METABOLIC CALORIMETER EMPLOYING RESPIRATORY GAS ANALYSIS	CA	2320238	2/5/99
MJA-10733/03	METABOLIC CALORIMETER EMPLOYING RESPIRATORY GAS ANALYSIS	EP	99906742.4	2/5/99
MJA-10743/03	METABOLIC CALORIMETER EMPLOYING RESPIRATORY GAS ANALYSIS	JP	2000-530144	2/5/99
MJA-11226/03	OXYGEN CONSUMPTION METER (calorimeter)	CA	2112382/2112382	6/27/91	9/4/01
MJA-11233/03	OXYGEN CONSUMPTION METER (calorimeter)	EP	591217	7/27/91	4/19/00
MJA-11243/03	OXYGEN CONSUMPTION METER	JP	4-503127/3020606	6/27/91	1/14/00
MJA-11303/03	RESPIRATORY CALORIMETER WITH BIDIRECTIONAL FLOW MONITORS FOR CALCULATING OF OXYGEN CONSUMPTION AND CARBON DIOXIDE PRODUCTION	US	07/814,829/5178155	12/31/91	1/12/93
MJA-11326/03	RESPIRATORY CALORIMETER WITH BIDIRECTIONAL FLOW MONITORS FOR CALCULATING OF OXYGEN CONSUMPTION AND CO2 PRODUCTION	CA	2126875	12/29/92
MJA-11333/03	RESPIRATORY CALORIMETER WITH BIDIRECTIONAL FLOW MONITORS	EP	93902793.4/639951	12/29/92	5/12/99

MJA-11343/03	RESPIRATORY CALORIMETER WITH BIDIRECTIONAL FLOW MONITORS	JP	5-511931/3043810	12/29/92	3/10/00
MJA-11602/03	METHOD AND APPARATUS FOR RESPIRATORY GAS ANALYSIS EMPLOYING MEASUREMENT OF EXPIRED GAS MASS	US	09/674,897/6277645	11/7/00	8/21/01
MJA-11603/03	METHOD AND APPARATUS FOR RESPIRATORY GAS ANALYSIS EMPLOYING MEASUREMENT OF EXPIRED GAS MASS	US	09/933,515	8/20/01
MJA-11626/03	METHOD AND APPARATUS FOR RESPIRATORY GAS ANALYSIS EMPLOYING MEASUREMENT OF EXPIRED GAS MASS	CA	2338998	8/3/99
MJA-11633/03	METHOD AND APPARATUS FOR RESPIRATORY GAS ANALYSIS EMPLOYING MEASUREMENT OF EXPIRED GAS MASS	EP	99939677.3	8/3/99
MJA-11643/03	METHOD AND APPARATUS FOR RESPIRATORY GAS ANALYSIS EMPLOYING MEASUREMENT OF EXPIRED GAS MASS	JP	2001-563186	8/3/99
MJA-12202/03	METHOD AND APPARATUS FOR THE NON-INVASIVE DETERMINATION OF CARDIAC OUTPUT	US	09/674,898	11/7/00
MJA-12226/03	METHOD AND APPARATUS FOR THE NON-INVASIVE DETERMINATION OF CARDIAC OUTPUT	CA	2351639	11/17/99

MJA-12233/03	METHOD AND APPARATUS FOR THE NON-INVASIVE DETERMINATION OF CARDIAC OUTPUT	EP	99960446.5	11/17/99
MJA-12243/03	METHOD AND APPARATUS FOR THE NON-INVASIVE DETERMINATION OF CARDIAC OUTPUT	JP	2000-581933	11/17/99
MJA-12402/03	AIRWAY-BASED CARDIAC OUTPUT MONITOR AND METHODS FOR USING SAME	US	09/674,899	11/7/00
MJA-12426/03	AIRWAY-BASED CARDIAC OUTPUT MONITOR AND METHODS FOR USING SAME	CA
MJA-12433/03	AIRWAY-BASED CARDIAC OUTPUT MONITOR AND METHODS FOR USING SAME	EP	932242.1	5/10/00
MJA-12443/03	AIRWAY-BASED CARDIAC OUTPUT MONITOR AND METHODS FOR USING SAME	JP	2000-616668	5/10/00
MJA-19002/03	RESPIRATORY CALORIMETER	US	213184/4917108	6/29/88	4/17/90
MJA-19003/03	OXYGEN CONSUMPTION METER (calorimeter)	US	07/368,947/5038792	6/23/89	8/13/91
MJA-19004/03	RESPIRATORY CALORIMETER WITH BIDIRECTIONAL FLOW MONITOR	US	07/726,922/5179958	7/8/91	1/19/93
JA-19026/03	02 CONSUMPT. METER	CA	604468/1332004	6/29/89	9/13/94

MJA-24102/03	A SYSTEM AND METHOD OF METABOLIC RATE MEASUREMENT	US	10/090,984	3/4/02
MJA-26080/03	HEALTH IMPROVEMENT SYSTEM AND METHOD	US	60/362,030	3/6/02
MJA-26518/03	IMPROVED SYSTEMS AND METHODS FOR DRUG ADMINISTRATION	US		4/1/02

  Exhibit B:

        "Change of Control" means the occurrence of any of the following events:

        (a)  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding existing beneficial owners as of the date of this Letter, is or becomes the "beneficial owner" (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Assignee representing 50% or more of the total voting power represented by the Assignee's then outstanding voting securities, excluding conversion of any convertible securities issued as of the date of this Letter;

        (b)  The composition of the Board of Directors changes during any period of 36 months such that individuals who at the beginning of the period were members of the Board of Directors (the "Continuing Directors") cease for any reason to constitute at least a majority thereof; unless at least 66 2/3% of the Continuing Directors has either (i) approved the election of the new Directors, (ii) if the election of the new Directors is voted on by shareholders, recommended that the shareholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the Continuing Directors do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director);

        (c)  The shareholders of the Assignee approve a merger or consolidation of the Assignee with any other corporation, other than a merger or consolidation which would result in the voting securities of the Assignee outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Assignee or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Assignee approve a plan of complete liquidation of the Assignee or an agreement for the sale or disposition by the Assignee of all or substantially all of the Assignee's assets;

        (d)  Any other provision of this subsection notwithstanding, the term Change of Control shall not include either of the following events undertaken at the election of the Assignee:

          (i)    Any transaction, the sole purpose of which is to change the state of the Assignee's incorporation; or

          (ii)  A transaction, the result of which is to sell all or substantially all of the assets of the Assignee to another corporation (the "surviving corporation") provided that the surviving corporation is owned directly or indirectly by the shareholders of the Assignee immediately following such transaction in substantially the same proportions as their ownership of the Assignee's common stock immediately preceding such transaction.

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  EXHIBIT 10.9
ASSIGNMENT AGREEMENT
BACKGROUND
ARTICLE 1. ASSIGNMENT
ARTICLE 2. CONSIDERATION
ARTICLE 3. REPRESENTATIONS AND WARRANTIES, INDEMNITEES
ARTICLE 4. GENERAL